UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)

OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

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Columbia Funds Variable Series Trust II

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VARIABLE PORTFOLIO – SIT DIVIDEND GROWTH FUND

50606 Ameriprise Financial Center

Minneapolis, MN 55474

INFORMATION STATEMENT

NOTICE REGARDING SUBADVISER

This information statement mailed on or about             , 2013, is being provided to the shareholders of Variable Portfolio-Sit Dividend Growth Fund (the “Fund”), a series of Columbia Funds Variable Series Trust II, in lieu of a proxy statement, pursuant to the terms of an exemptive order that the Fund received from the Securities and Exchange Commission (the “SEC”). This exemptive order permits Columbia Management Investment Advisers, LLC (“Columbia Management” or the “Investment Manager”), subject to approval of the Fund’s Board of Trustees (the “Board”), to retain a subadviser (or subadvisers) which Columbia Management believes is (are) best suited to achieve the Fund’s investment objective.

This Information Statement Is For Informational Purposes Only And No Action Is Requested On Your Part. We Are Not Asking You For A Proxy And You Are Requested Not To Send Us A Proxy.

THE FUND AND ITS MANAGEMENT AGREEMENT

Columbia Management, located at 225 Franklin Street, Boston, MA 02110, serves as investment manager to the Fund pursuant to an Investment Management Services Agreement (the “IMS Agreement”) dated March 1, 2011. The Fund currently has one subadviser. Under the IMS Agreement, Columbia Management monitors the performance of subadvisers on an ongoing basis. Factors it considers with respect to the selection and retention of a subadviser are, among others: the qualifications of the subadviser’s investment personnel, its investment philosophy and process, its compliance program, and its long-term performance results (the “Subadviser Factors”). As compensation for its services, Columbia Management receives a management fee from the Fund and, from this management fee, Columbia Management pays the subadviser a subadvisory fee.

Subadvisers serve pursuant to separate subadvisory agreements with Columbia Management (each a “Subadvisory Agreement”) under which the subadviser manages all or a portion of a fund’s investment portfolio, as allocated to the subadviser by Columbia Management, and provides related compliance and record-keeping services. In accordance with procedures adopted by the Board, affiliated broker-dealers of the subadviser may execute portfolio transactions for a subadvised fund and receive brokerage commissions in connection with those transactions as permitted by Rule 17e-1 under of the Investment Company Act of 1940, as amended (the “1940 Act”), or separate SEC exemptive relief. A subadviser is allowed to use soft dollar arrangements in which it directs brokerage commissions to brokers to pay for research services, provided that the subadviser’s procedures are consistent with the Fund and Columbia Management’s policies.

SIT INVESTMETNT ASSOCIATES, INC. AND THE NEW SUBADVISORY AGREEMENT

Prior to November 19, 2012, Davis Selected Advisers, L.P. (“Davis”) served as the sole subadviser to the Fund. At a meeting of the Board on September 12-13, 2012, the Board, including a majority of the Board members who are not interested persons of the Fund within the meaning of the 1940 Act (the “Independent Trustees”), approved the recommendation of Columbia Management (i) to terminate the subadvisory agreement with Davis as subadviser to the Fund; (ii) to approve a subadvisory agreement with Sit Investment Associates, Inc. (“Sit Investment”), which became effective on November 19, 2012; (iii) to modify the Fund’s principal investment strategies to reflect Sit Investment’s investment process; and (iv) change the name of the Fund to Variable Portfolio-Sit Dividend Growth Fund.

The recommendation to terminate Davis and to hire Sit Investment was made by Columbia Management primarily due to consistent underperformance.

Under the IMS Agreement, the Fund pays Columbia Management a fee as follows:

Net Assets (billions)	Annual rate at each asset level
First $0.5	0.730%
Next $0.5	0.705%
Next $1.0	0.680%
Next $1.0	0.655%
Next $3.0	0.630%
Over $6.0	0.600%

The table above represents the fee rate paid by the Fund to Columbia Management, which will not change as a result of this transaction. Columbia Management, in turn, pays Sit Investment a fee out of its own assets, calculated at the following rates:

•	0.65% on the first $50 million, reducing to 0.20% as assets increase

Columbia Management paid Davis a fee out of its own assets under the former Subadvisory Agreement with Davis at the rate of 0.45% on the first $100 million, reducing to 0.25% as assets increase.

	Fees paid by the Fund to Columbia Management for the period from January 1, 2012 through November 19, 2012*	Fees paid by Columbia Management to Davis for the period from January 1, 2012 to November 16, 2012	Fees that would have been paid by Columbia Management to Sit Investment had the Subadvisory Agreement with Sit Investment been in effect for the period from January 1, 2012 to November 16, 2012**	Differences between the fees paid to Davis and the fees that would have been paid to Sit Investment for the period from January 1, 2012 to November 16, 2012**
Variable Portfolio-Sit Dividend Growth Fund (12/31/11)	$7,438,658.12	$3,498,583.89	$2,455,802.40	$1,042,781.49

*	Columbia Management uses these fees to pay the subadviser.
**	These amounts are based upon monthly asset estimates.

Other than the different fee schedule, there are no material differences affecting the Fund or its shareholders with respect to the Sit Investment Subadvisory Agreement, compared to the Davis subadvisory agreement.

INFORMATION ABOUT SIT INVESTMENT

Sit Investment is an employee-owned corporation. The firm currently manages assets for institutional and individual investors. As of November 30, 2012, Sit Investment had approximately $13 billion in assets under management. Sit Investment’s principal offices are located at 3300 IDS Center, 80 South Eighth Street, Minneapolis, MN 55402.

The following table provides information on the principal executive officers and directors of Sit Investment.

Name	Title/Responsibilities	Address
Roger J. Sit	President, CEO & Global CIO, Director, Trustee	3300 IDS Center, 80 South Eighth Street, Minneapolis, MN 55402

Michael C. Brilley	Senior Vice President	3300 IDS Center, 80 South Eighth Street, Minneapolis, MN 55402

Kent L. Johnson	Senior Vice President	3300 IDS Center, 80 South Eighth Street, Minneapolis, MN 55402

Frederick R. Adler	Director	3300 IDS Center, 80 South Eighth Street, Minneapolis, MN 55402

Paul E. Rasmussen	Vice President, Secretary, Chief Compliance Officer	3300 IDS Center, 80 South Eighth Street, Minneapolis, MN 55402

William E. Frenzel	Director	3300 IDS Center, 80 South Eighth Street, Minneapolis, MN 55402

Ralph L. Strangis	Director	3300 IDS Center, 80 South Eighth Street, Minneapolis, MN 55402

Debra A. Sit	Vice President	3300 IDS Center, 80 South Eighth Street, Minneapolis, MN 55402

Ronald D. Sit	Vice President	3300 IDS Center, 80 South Eighth Street, Minneapolis, MN 55402

Robert W. Sit	Vice President	3300 IDS Center, 80 South Eighth Street, Minneapolis, MN 55402

Other Funds with Similar Investment Objectives Managed by Sit Investment

Name	Assets as of November 30, 2012	Management Fee
Sit Dividend Growth Fund	$787,304,334	1.0% per annum

Board Considerations

At the September 12-13, 2012 Board meeting, the Board, including all of the Independent Trustees, unanimously approved (i) to terminate the subadvisory agreement with Davis as subadviser to the Fund; (ii) the proposed subadvisory agreement between Sit Investment and Columbia Management (the “Subadvisory Agreement”) for the Fund; (iii) to change the name of the Fund to Variable Portfolio-Sit Dividend Growth Fund; and (iv) to modify the Fund’s principal investment strategies to reflect Sit Investment’s investment process (the “Sit Investment Proposals”). The Board, its Contracts Committee and Investment Review Committee held meetings and discussions with Columbia Management and reviewed and considered various written materials and oral presentations in connection with Sit Investment’s proposed services, including with respect to the nature, extent and quality of services, profitability and fees and expenses, investment performance, and the compliance program of Sit Investment. Additionally, the Trustees considered the process undertaken during their most recent consideration and approval of advisory agreements, for annual renewal purposes, at the April 2012 meeting. Following an analysis and discussion of the factors identified below, the Board, including all of the Independent Trustees, approved the Sit Investment Proposals.

Nature, Extent and Quality of Services to be Provided by Sit Investment:

The Board considered its analysis of the reports and presentations received by it and the Contracts Committee, detailing the services to be performed by Sit Investment as subadviser for the Fund, as well as its history, reputation, expertise, resources and capabilities, and the qualifications of its personnel.

(The Board noted that Columbia Management serves as investment manager to the Fund pursuant to an Investment Management Services Agreement between Columbia Management and the Fund.)

The Board observed that Sit Investment’s compliance program had been reviewed by the Funds’ Chief Compliance Officer and was determined by Asset Management Compliance to be reasonably designed to prevent violations of the federal securities laws. The Board also observed that information had been presented regarding the capabilities and financial condition of Sit Investment, and its ability to carry out its responsibilities under the proposed Subadvisory Agreement. The Board noted, in particular, that Sit Investment’s investment approach was reviewed by the Investment Review Committee and is set by its chief investment officer, who has 21 years of investment experience, and that the day-to-day responsibility for the strategy is overseen by a senior vice president who has 19 years of investment experience. The Board also considered the information provided by Columbia Management and the Committee reports regarding Sit Investment’s personnel, its risk controls, philosophy, and process.

The Board also discussed the acceptability of the terms of the proposed Subadvisory Agreement, including that the relatively broad scope of services required to be performed by Sit Investment was generally similar in scope to subadvisory agreements applicable to other subadvised funds.

The Board also considered, in this regard, the proposed termination of Davis and Columbia Management’s explanation that the termination was primarily due to consistent underperformance. The Board also reviewed the Investment Review Committee and Contracts Committee reports regarding the search process undertaken by Columbia Management to identify a prospective successor subadviser with an investment style consistent with the Fund’s investment objective and focus. The Board also considered representations concerning the expectation that Sit Investment’s strategy is well suited for Columbia Management’s desired risk/return profile for the Fund.

Investment Performance

The Board noted that a review of investment performance is a key factor in evaluating the nature, extent and quality of services provided under investment management agreements. The Board considered Sit Investment’s investment performance, noting that Sit Investment has delivered solid performance results compared to its benchmark index over the one-, three- and five- year periods for its accounts managed using a strategy substantially similar to that proposed for the Fund.

Based on the foregoing, and based on other information received (both oral and written) and other considerations, the Board concluded that Sit Investment was in a position to provide a high quality and level of service to the Fund.

Comparative Fees, Costs of Services Provided and Profitability

The Board reviewed the proposed level of subadvisory fees under the proposed Subadvisory Agreement, noting that the proposed subadvisory fees payable to Sit Investment would be paid by Columbia Management and would not impact the fees paid by the Fund. The Board also reviewed data regarding fees charged by Sit Investment to other clients, observing that the proposed subadvisory fees are generally in line with (i) fees charged by Sit Investment to other subadvisory clients and (ii) subadvisory fees paid by Columbia Management to subadvisers of other subadvised funds. The Board also considered the expected profitability of Columbia Management and its affiliates in connection with the hiring of Sit Investment and concluded that the profitability levels were reasonable.

Based on all of the foregoing, including all of the information received and presented, the Board, including all of the Independent Trustees, concluded that the proposed subadvisory fees were fair and reasonable in light of the extent and quality of services to be provided. In reaching this conclusion, no single factor was determinative. On September 13, 2012, the Board, including all of the Independent Trustees, approved the Subadvisory Agreement.

ADDITIONAL INFORMATION ABOUT THE FUND

In addition to acting as the Fund’s investment manager, Columbia Management and its affiliates also receive compensation for providing other services to the Fund.

Administrator

Columbia Management serves as the administrator of the Fund.

Principal Underwriter

Columbia Management Investment Distributors, Inc., located at 225 Franklin Street, Boston, MA 02110, serves as the principal underwriter and distributor of the Fund.

Transfer Agent

Columbia Management Investment Services Corp., located at 225 Franklin Street, Boston, MA 02110, serves as the transfer agent of the Fund.

FINANCIAL INFORMATION

The Fund’s most recent annual report and semiannual report are available on request, without charge, by contacting your financial intermediary, writing to Columbia Variable Portfolio Funds P.O. Box 8081, Boston, MA 02266-8081 or calling 800.345.6611.

RECORD OF BENEFICIAL OWNERSHIP

For the Fund, as of November 30, 2012, Columbia Management and its affiliates RiverSource Life Insurance Company (located at 829 Ameriprise Financial Center, Minneapolis, MN 55474) and RiverSource Life Insurance Co. of New York (located at 20 Madison Avenue Extension, Albany, NY 12203) owned 100% of the outstanding shares.

SHAREHOLDER PROPOSALS

The Fund is not required to hold regular meetings of shareholders each year. Meetings of shareholders are held from time to time and shareholder proposals intended to be presented at future meetings must be submitted in writing to the Fund in reasonable time prior to the solicitation of proxies for the meeting.

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